EXHIBIT 99.1

                                                      news

[FRB WEBER SHANDWICK FINANCIAL                    RE:    FTI Consulting, Inc.
COMMUNICATIONS LOGO]                                     900 Bestgate Road
                                                         Annapolis, MD 21401
                                                         (410) 224-8770


FOR FURTHER INFORMATION:

AT FTI CONSULTING:      AT FRB|WEBERSHANDWICK:

Jack Dunn               Marilyn Windsor      Lisa Fortuna        Tim Grace
Chairman & CEO          General Inquiries    Analyst Inquiries   Media Inquiries
(410) 224-1483  (702) 515-1260         (312) 640-6779       (312) 640-6667


FOR IMMEDIATE RELEASE
THURSDAY, DECEMBER 1, 2003

          FTI CONSULTING COMPLETES ACQUISITION OF LEXECON FROM NEXTERA
                                  ENTERPRISES

ANNAPOLIS, MD, December 1, 2003--FTI Consulting, Inc. (NYSE: FCN), the premier provider of corporate finance/restructuring, forensic accounting, economic consulting, and trial services, today announced that it has completed the acquisition of the assets of Lexecon from its parent company, Nextera Enterprises, Inc. (Nasdaq: NXRA).

Lexecon is one of the leading economic consulting firms in the United States. Its clients include major law firms and the corporations that they represent, government and regulatory agencies, public and private utilities, and national and multinational corporations. Lexecon's services involve the application of economic, financial and public policy principles to marketplace issues in a large variety of industries. Its services fall into three broad areas: litigation support, public policy studies and business consulting. Lexecon provides expert witness testimony, economic analyses, and other litigation-related services in adversarial proceedings in courts and before regulatory bodies, arbitrators and international trade organizations. Located in Chicago, Illinois and Cambridge, Massachusetts, Lexecon has approximately 170 employees, of which 122 are billable. For the trailing 12 months ended June 30, 2003, Lexecon had preliminary unaudited annual revenues exceeding $72.0 million and pro forma EBITDA on a separate company basis of approximately $15.0 million.

The purchase price was approximately $130.0 million of cash, which was financed by FTI from a combination of its existing cash resources, and a new senior bank term loan of $104.1 million.


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The senior leadership of Lexecon, Mr. Daniel R. Fischel and Dr. Dennis Carlton,
as well as certain other members of Lexecon management, entered into five-year employment agreements and became senior managing directors of FTI Consulting. Mr. Fischel's areas of expertise are securities, corporation law, regulation of financial markets, and the application of the economics of corporate finance to problems in these areas. Mr. Fischel has published widely in books and scholarly journals and is the Lee and Brena Freeman Professor of Law and Business at the University of Chicago. Dr. Carlton, Professor of Economics at the Graduate School of Business at the University of Chicago, specializes in the economics of industrial organization, which is the study of individual markets and includes the study of antitrust and regulatory issues. Mr. Carlton is co-author of a leading text in the field of industrial organization, has authored numerous articles in books and academic journals, and is co-editor of The Journal of Law and Economics.

About FTI Consulting

FTI Consulting is the premier provider of corporate finance/restructuring, forensic accounting, economic consulting, and trial services. Our professional staff in excess of 1,000, consisting of numerous PHDs, MBAs, CPAs, CIRAs and CFEs, delivers superior quality client services to assist the best clients to accomplish the most challenging objectives under often very difficult circumstances. Our personnel are strategically located in 24 of the major US cities and London.


This press release includes "forward-looking" statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company's expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company's actual results may differ from our projections. Other factors that could cause such differences include pace and timing of additional acquisitions, the company's ability to realize cost savings and efficiencies, competitive and general economic conditions, and other risks described in the company's filings with the Securities and Exchange Commission.


                FTI is on the Internet at www.fticonsulting.com.